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                                 EXHIBIT 23.4






                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the prospectus constituting part of this registration statement on Form S-3 of our report dated May 19, 1998, relating to our audit of the combined balance sheets and the related combined statements of operations, divisional deficit and cash flows of BMG Interactive (UK Business) as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1997, which is included in Form 8-K/A filed on June 1, 1998.







Price Waterhouse

London, United Kingdom
June 26, 1998








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